Item 77C - DWS Dreman Financial Services Fund (a series of
DWS Equity Trust)

Registrant incorporates by reference its Proxy Statement dated
August 18, 2006 and filed on August 17, 2006 (Accession No.
0001193125-06-175174).

A Special Meeting of Shareholders (the "Meeting") of DWS
Dreman Financial Services Fund (the "Fund") was held on
October 31, 2006, at the offices of Deutsche Investment
Management Americas Inc. (part of Deutsche Asset Management),
345 Park Avenue, New York, NY 10017. At the Meeting, the following matter was voted upon by the shareholders (the resulting votes are presented below).

1.	Approval of Agreement and Plan of Reorganization

For
Against
Abstain
Broker Non-
Votes*
2,464,297.940
113,317.868
222,845.066
0

*	Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.







G:\sec_reg\NSAR\2006\113006\Exhibit 77C - DWS Dreman Financial Services Fund.doc